Nature's Sunshine Reports Strong Fourth Quarter and Full Year 2023 Financial Results

- Fourth Quarter GAAP Net Income More Than Triples to $9 Million, Adjusted EBITDA up 21% to $9.7 Million -

LEHI, Utah – March 12, 2024 – Nature’s Sunshine Products, Inc. (Nasdaq: NATR) (“Nature’s Sunshine” and/or the “Company”), a leading natural health and wellness company of premium-quality herbal and nutritional products, reported financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Financial Highlights vs. Same Year-Ago Quarter

•Net sales were up 6.0% to $108.9 million compared to $102.7 million (up 5.6% in constant currency).
•GAAP net income attributable to common shareholders up significantly to $9.0 million, or $0.46 per diluted share, compared to $2.0 million, or $0.10 per diluted share.
•Adjusted EBITDA up 21% to $9.7 million compared to $8.0 million.

Full Year 2023 Financial Highlights vs. 2022

•Net sales were up 5.5% to $445.3 million compared to $421.9 million (up 7.3% in constant currency).
•Gross margin increased 110 basis points to 72.1% compared to 71.0%.
•GAAP net income attributable to common shareholders up significantly to $15.1 million, or $0.77 per diluted share, compared to a net loss of $0.4 million, or $(0.02) per diluted share.
•Adjusted EBITDA up 26% to $40.4 million compared to $32.0 million.

Management Commentary

“The positive momentum in our business continued in the fourth quarter as sales increased 6.0%, with double- digit sales growth in North America and a more than tripling of our net income to $9 million,” said CEO Terrence Moorehead. “In 2023, we made excellent progress against our gross margin initiatives and expect to meet or exceed our $10 million in savings goal in 2024. In fact, the combination of this work, along with our continued above-market sales growth fueled a 21% increase in fourth quarter adjusted EBITDA, which came in at $9.7 million.

“We enter 2024 as a stronger organization that is executing at a high level against our sales and cost optimization initiatives, while continuing to drive incremental operating cash flow. As we move forward, we will look to build on our momentum by leveraging our high-quality products, our omnichannel customer growth engine, and our strong balance sheet to continue to drive sustainable profitable growth and expand shareholder value.”

Fourth Quarter 2023 Financial Results

	Net Sales by Operating Segment (Amounts in Thousands)
	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$47,813	$44,922	6.4%	$(421)	7.4%
Europe	19,691	20,787	(5.3)	613	(8.2)
North America	35,706	31,647	12.8	(12)	12.9
Latin America and Other	5,726	5,393	6.2	204	2.4
	$108,936	$102,749	6.0%	$384	5.6%

Net sales in the fourth quarter of 2023 increased 6.0% to $108.9 million compared to $102.7 million in the year-ago quarter. Excluding the impact from foreign exchange rates, net sales in the fourth quarter of 2023 increased 5.6% compared to the year-ago quarter.

Gross margin in the fourth quarter was 71.9% compared to 72.2% in the year-ago quarter. Inflationary pressures and changes in market mix contributed to the slight decline.

Volume incentives as a percentage of net sales were 30.1% compared to 30.3% in the year-ago quarter. The decrease in volume incentives as a percentage of net sales was driven primarily by changes in market mix.

Selling, general and administrative expenses (“SG&A”) in the fourth quarter were $39.9 million compared to $38.8 million in the year-ago quarter. The slight increase was driven by increases in service fees in China, compensation, variable costs related to sales growth, and investments to drive digital growth and strategic initiatives. As a percentage of net sales, SG&A expenses declined to 36.6% in the fourth quarter of 2023 compared to 37.8% in the year-ago quarter.

Operating income in the fourth quarter was $5.7 million, or 5.2% of net sales, compared to $4.2 million, or 4.1% of net sales, in the year-ago quarter.

Other income, net, in the fourth quarter of 2023 was $2.0 million compared to $2.0 million in the year-ago quarter. Other income, net, primarily consisted of foreign exchange gains as a result of net changes in foreign currencies, in Europe and Latin America, which were largely offset by losses in Asia. The benefit from income taxes was $1.7 million in the fourth quarter of 2023 compared to a provision of $4.1 million in the year-ago quarter.

GAAP net income attributable to common shareholders was $9.0 million, or $0.46 per diluted common share, compared to $2.0 million, or $0.10 per diluted common share, in the year-ago quarter. Net income attributable to NSP China increased to $1.9 million, or $0.10 per diluted common share, for the fourth quarter of 2023, compared to $0.7 million, or $0.03 per diluted common share, in the prior year quarter.

Non-GAAP net income attributable to common shareholders was $8.9 million, or $0.45 per diluted common share, compared to $1.9 million, or $0.10 per diluted common share, in the year-ago quarter. Adjusted net income, which is a non-GAAP financial measure, is defined here as net income from continuing operations before less-frequent items including, among other things, restructuring expenses and certain tax refunds. A reconciliation of adjusted net income to GAAP net income is provided in the financial tables below.

Adjusted EBITDA in the fourth quarter increased to $9.7 million compared to $8.0 million in the prior year quarter. The increase was driven primarily by the aforementioned increase in operating income. Adjusted EBITDA, which is a non-GAAP financial measure, is defined here as net income from continuing operations before taxes, depreciation, amortization, and other income (loss) adjusted to exclude share-based compensation expense and certain noted adjustments. A reconciliation of net income to Adjusted EBITDA is provided in the attached financial tables.

Full Year 2023 Financial Results

	Net Sales by Operating Segment (Amounts in Thousands)
	Year Ended December 31, 2023	Year Ended December 31, 2022	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$201,251	$186,292	8.0%	$(8,773)	12.7%
Europe	81,101	78,991	2.7	1,083	1.3
North America	139,804	133,214	4.9	(397)	5.2
Latin America and Other	23,164	23,413	(1.1)	575	(3.5)
	$445,320	$421,910	5.5%	$(7,512)	7.3%

Net sales in 2023 increased 5.5% to $445.3 million compared to $421.9 million in 2022. Excluding unfavorable foreign exchange rates, net sales in 2023 increased 7.3% compared to the prior year.

Gross margin in 2023 increased 110 basis points to 72.1% compared to 71.0% in 2022. The increase was driven by improvements in market mix, price increases in various markets, and contribution margin improvement initiatives, partially offset by increases related to inflation and unfavorable foreign currency exchange.

Volume incentives as a percentage of net sales in 2023 were 30.4% compared to 30.9% in 2022. The slight decrease was due to changes in market mix.

SG&A in 2023 were $167.1 million compared to $153.1 million in 2022. The increase was driven by increases in service fees in China, compensation, variable costs related to sales growth, and investments to drive digital growth and strategic initiatives. As a percentage of net sales, SG&A expenses were 37.5% in 2023 compared to 36.3% in 2022.

Operating income in 2023 was $18.7 million, or 4.2% of net sales, compared to $16.3 million, or 3.8% of net sales, in 2022.

Other income (loss), net, in 2023 was $1.5 million compared to $(1.0) million in 2022. Other income, net, primarily consisted of foreign exchange gains as a result of net changes in foreign currencies, in Europe and Latin America, which were largely offset by losses in Asia. The provision for income taxes was $3.8 million in 2023 compared to $14.7 million in 2022.

GAAP net income (loss) attributable to common shareholders increased to $15.1 million, or $0.77 per diluted common share, compared to $(0.4) million, or $(0.02) per diluted common share, in 2022. Net income attributable to NSP China increased to $6.7 million, or $0.34 per diluted common share, for 2023, compared to $4.7 million, or $0.24 per diluted common share, in the prior year.

Non-GAAP net income attributable to common shareholders in 2023 was $18.6 million, or $0.95 per diluted common share, compared to $0.8 million, or $0.04 per diluted common share, in 2022. Adjusted net income, which is a non-GAAP financial measure, is defined here as net income from continuing operations before less-frequent items including, among other things, restructuring expenses and certain tax refunds. A reconciliation of non-GAAP net income to GAAP net income is provided in the attached financial tables.

Adjusted EBITDA in 2023 increased 26% to $40.4 million compared to $32.0 million in 2022. The increase was driven primarily by the aforementioned increase in operating income. Adjusted EBITDA, which is a non-GAAP financial measure, is defined here as net income from continuing operations before taxes, depreciation, amortization, and other income (loss) adjusted to exclude share-based compensation expense and certain noted adjustments. A reconciliation of net income to Adjusted EBITDA is provided in the attached financial tables.

Balance Sheet and Cash Flow

Net cash provided by operating activities was $41.2 million for the year ended December 31, 2023, compared to $0.7 million in the prior year. Capital expenditures during the twelve months ended December 31, 2023, totaled $10.5 million compared to $7.6 million in 2022. During the twelve months ended December 31, 2023, the Company repurchased 424,000 shares at a total cost of $6.4 million. As of December 31, 2023, the Company had cash and cash equivalents of $82.4 million and no outstanding debt.

Outlook

The Company expects full year 2024 net sales to range between $455 - $480 million, and expects adjusted EBITDA to range between $42 - $48 million.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2023 results.

Date: Tuesday, March 12th, 2024
Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)
Toll-free dial-in number: 1-888-886-7786
International dial-in number: 1-416-764-8658
Conference ID: 14678754

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Events section of the Nature’s Sunshine website here.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through Wednesday, March 26, 2024.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 14678754

About Nature’s Sunshine Products

Nature’s Sunshine Products (Nasdaq: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. Additional information about the company can be obtained at its website, www.naturessunshine.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans, strategies and financial results. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the following:

•extensive government regulations to which the Company’s products, business practices and manufacturing activities are subject;
•registration of products for sale in foreign markets, or difficulty or increased cost of importing products into foreign markets;
•legal challenges to the Company’s direct selling program or to the classification of its independent consultants;
•laws and regulations regarding direct selling may prohibit or restrict our ability to sell our products in some markets or require us to make changes to our business model in some markets;
•liabilities and obligations arising from improper activity by the Company’s independent consultants;
•product liability claims;
•impact of anti-bribery laws, including the U.S. Foreign Corrupt Practices Act;
•the Company’s ability to attract and retain independent consultants;
•the loss of one or more key independent consultants who have a significant sales network;
•potential for increased liability and compliance costs relating to the Company’s joint venture for operations in China with Fosun Industrial Co., Ltd.;
•the effect of fluctuating foreign exchange rates;
•failure of the Company’s independent consultants to comply with advertising laws;
•changes to the Company’s independent consultants compensation plans;
•geopolitical issues and conflicts;
•negative consequences resulting from difficult economic conditions, including the availability of liquidity or the willingness of the Company’s customers to purchase products;
•risks associated with the manufacturing of the Company’s products;
•supply chain disruptions, manufacturing interruptions or delays, or the failure to accurately forecast customer demand;
•failure to timely and effectively obtain shipments of products from our manufacturers and deliver products to our independent consultants and customers;
•world-wide slowdowns and delays related to supply chain, ingredient shortages and logistical challenges;
•uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;
•changes in tax laws, treaties or regulations, or their interpretation;
•failure to maintain an effective system of internal controls over financial reporting;
•cybersecurity threats and exposure to data loss;
•the storage, processing, and use of data, some of which contain personal information, are subject to complex and evolving privacy and data protection laws and regulations;
•reliance on information technology infrastructure; and
•the sufficiency of trademarks and other intellectual property rights.

These and other risks and uncertainties that could cause actual results to differ from predicted results are more fully detailed under the caption “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports filed on Form 10-Q.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this press release. Except as is required by law, the Company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this press release.

Non-GAAP Financial Measures

We have included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning non-GAAP net income, adjusted EBITDA and net sales excluding the impact of foreign currency exchange fluctuations.

We utilize the non-GAAP measures of non-GAAP net income and adjusted EBITDA in the evaluation of our operations and believe that these measures are useful indicators of our ability to fund our business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income (loss) as an indicator of our operating performance.

Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. We have included a reconciliation of net income to adjusted EBITDA, the most comparable GAAP measure. We have also included a reconciliation of GAAP net income to non-GAAP net income and non-GAAP adjusted EPS, in the attached financial tables.

Net sales in local currency removes, from net sales in U.S. dollars, the impact of changes in exchange rates between the U.S. dollar and the functional currencies of our foreign subsidiaries. This is accomplished by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period.

We believe presenting the impact of foreign currency fluctuations is useful to investors because it allows a more meaningful comparison of net sales of our foreign operations from period to period. Net sales excluding the impact of foreign currency fluctuations should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

With respect to our Adjusted EBITDA outlook for the full year 2024, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, we are unable to assess the probable significance of the unavailable information, which could have a material impact on our future GAAP financial results.

Investor Relations:

Gateway Group
Cody Slach
1-949-574-3860
NATR@gateway-grp.com

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$108,936	$102,749	$445,320	$421,910
Cost of sales	(30,613)	(28,587)	(124,193)	(122,150)
Gross profit	78,323	74,162	321,127	299,760

Operating expenses:
Volume incentives	32,760	31,136	135,320	130,377
Selling, general and administrative	39,855	38,844	167,058	153,125
Operating income	5,708	4,182	18,749	16,258
Other income (loss), net	1,953	1,994	1,453	(1,043)
Income before provision (benefit) for income taxes	7,661	6,176	20,202	15,215
Provision (benefit) for income taxes	(1,683)	4,092	3,786	14,665
Net income	9,344	2,084	16,416	550
Net income attributable to noncontrolling interests	382	130	1,340	940
Net income (loss) attributable to common shareholders	$8,962	$1,954	$15,076	$(390)

Basic and diluted net income (loss) per common share:

Basic earnings (loss) per share attributable to common shareholders	$0.47	$0.10	$0.79	$(0.02)

Diluted earnings (loss) per share attributable to common shareholders	$0.46	$0.10	$0.77	$(0.02)

Weighted-average basic common shares outstanding	18,988	19,155	19,066	19,326
Weighted-average diluted common shares outstanding	19,395	19,299	19,466	19,326

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

As of December 31,	2023	2022
Assets
Current assets:
Cash and cash equivalents	$82,373	$60,032
Accounts receivable, net of allowance for doubtful accounts of $142 and $120, respectively	8,827	14,106
Inventories	66,895	67,949
Prepaid expenses and other	7,722	7,420
Total current assets	165,817	149,507
Property, plant and equipment, net	45,000	46,162
Operating lease right-of-use assets	13,361	16,145
Restricted investment securities - trading	747	702
Deferred income tax assets	15,064	6,859
Other assets	9,784	10,403
	$249,773	$229,778

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,910	$6,349
Accrued volume incentives and service fees	22,922	21,830
Accrued liabilities	33,162	25,591
Deferred revenue	1,794	2,255
Current installments of long-term debt and revolving credit facility	—	1,174
Income taxes payable	6,418	4,117
Current portion of operating lease liabilities	4,547	4,266
Total current liabilities	76,753	65,582
Liability related to unrecognized tax benefits	312	209
Long-term portion of operating lease liabilities	10,376	13,745
Deferred compensation payable	747	702
Long-term deferred income tax liabilities	1,401	1,439
Other liabilities	644	1,054
Total liabilities	90,233	82,731

Shareholders’ equity:
Common stock, no par value; 50,000 shares authorized, 18,875 and 19,093 shares issued and outstanding as of December 31, 2023, and 2022, respectively	119,694	121,583
Retained earnings	49,711	34,635
Noncontrolling interests	5,482	4,142
Accumulated other comprehensive loss	(15,347)	(13,313)
Total shareholders’ equity	159,540	147,047
	$249,773	$229,778

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

Year Ended December 31,	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,416	$550
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	45	45
Depreciation and amortization	11,816	11,025
Noncash lease expense	4,417	4,657
Share-based compensation expense	4,893	2,901
Loss on disposal or sale of property and equipment	—	1,069
Deferred income taxes	(8,525)	6,603
Purchase of trading investment securities	—	(32)
Proceeds from sale of trading investment securities	97	134
Realized and unrealized (gains) losses on investments	(140)	160
Foreign exchange (gains) losses	(970)	917
Changes in operating assets and liabilities:
Accounts receivable	4,921	(5,942)
Inventories	995	(8,841)
Prepaid expenses and other	(683)	552
Other assets	679	159
Accounts payable	1,422	(2,803)
Accrued volume incentives and service fees	1,242	(329)
Accrued liabilities	6,991	(5,608)
Deferred revenue	(456)	(1,235)
Lease liabilities	(4,707)	(4,654)
Income taxes payable	2,627	1,426
Liability related to unrecognized tax positions	103	218
Deferred compensation payable	43	(262)
Net cash provided by operating activities	41,226	710
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(10,478)	(7,628)
Net cash used in investing activities	(10,478)	(7,628)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	16,294	45,005
Principal payments of revolving credit facility	(16,294)	(45,005)
Principal payments of long-term debt	(1,174)	(1,244)
Principal payments of borrowings from related party	—	(302)
Payments related to tax withholding for net-share settled equity awards	(385)	(1,129)
Repurchase of common stock	(6,397)	(13,571)
Net cash used in financing activities	(7,956)	(16,246)
Effect of exchange rates on cash and cash equivalents	(451)	(2,988)
Net increase (decrease) in cash and cash equivalents	22,341	(26,152)
Cash and cash equivalents at beginning of the year	60,032	86,184
Cash and cash equivalents at end of the year	$82,373	$60,032
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$9,264	$5,609
Cash paid for interest	539	264

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$9,344	$2,084	$16,416	$550
Adjustments:
Depreciation and amortization	3,053	2,913	11,816	11,025
Share-based compensation expense	1,103	967	4,893	2,901
Other (income) loss, net*	(1,953)	(1,994)	(1,453)	1,043
Provision (benefit) for income taxes	(1,683)	4,092	3,786	14,665
Other adjustments (1)	(135)	(31)	4,963	1,846
Adjusted EBITDA	$9,729	$8,031	$40,421	$32,030

(1) Other adjustments
Impact of Russia/Ukraine war	$—	$(1,300)	$—	$1,000
Loss on disposal of property and equipment	—	1,069	—	1,069
Restructuring and other related expenses	—	200	—	587
Charge related to Japan loss	(135)	—	5,712	—
VAT refund	—	—	(749)	(810)
Total adjustments	$(135)	$(31)	$4,963	$1,846

* Other (income) loss, net is primarily comprised of foreign exchange (gains) losses, interest income, and interest expense.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP NET INCOME and NON-GAAP ADJUSTED EPS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$9,344	$2,084	$16,416	$550
Adjustments:
Impact of Russia/Ukraine war	—	(1,300)	—	1,000
Loss on disposal of property and equipment	—	1,069	—	1,069
Restructuring and other related expenses	—	200	—	587
Charge related to Japan loss	(135)	—	5,712	—
VAT refund	—	—	(749)	(810)
Tax impact of adjustments	34	8	(1,428)	(664)
Total adjustments	(101)	(23)	3,535	1,182
Non-GAAP net income	$9,243	$2,061	$19,951	$1,732

Reported net income (loss) attributable to common shareholders	$8,962	$1,954	$15,076	$(390)
Total adjustments	(101)	(23)	3,535	1,182
Non-GAAP net income attributable to common shareholders	$8,861	$1,931	$18,611	$792

Basic income (loss) per share, as reported	$0.47	$0.10	$0.79	$(0.02)
Total adjustments, net of tax	(0.01)	—	0.19	0.06
Basic income per share, as adjusted	$0.46	$0.10	$0.98	$0.04

Diluted income (loss) per share, as reported	$0.46	$0.10	$0.77	$(0.02)
Total adjustments, net of tax	(0.01)	—	0.18	0.06
Diluted income per share, as adjusted	$0.45	$0.10	$0.95	$0.04